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                                                                     Exhibit 5.1


               [Wilson Sonsini Goodrich & Rosati, P.C. Letterhead]



                                 August 3, 2000


Webvan Group, Inc.
310 Lakeside Drive
Foster City, CA  94404

     RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have examined the registration statement on Form S-4 filed by Webvan Group, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 141,000,000 shares of the Company's common stock to be issued in connection with the merger of the Company and HomeGrocer.com, Inc. (the "Shares"). As legal counsel to the Company, we have examined the proceedings proposed to be taken in connection with said issuance of the Shares.

     Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the registration statement, will be duly authorized, validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the registration statement, and further consent to the use of our name wherever appearing in the registration statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ Wilson Sonsini Goodrich & Rosati